Exhibit 10.03

Hallmark Venture Group, Inc.
1800 N Town Center Drive, Ste 100
Las Vegas, NV 89144

May 12, 2025

Dear Board of Directors:

Please accept this letter as official notice of my immediate resignation as an officer and director of Hallmark Venture Group, Inc. ("the Company"). This notice is effective as of date first appearing above.

It has been a pleasure to serve and to contribute to the fulfillment of the Company's goals and objectives.

Regards,

Evan Bloomberg